Exhibit 99.1

Finisar Corporation Announces Pricing of $225 Million Offering of Convertible Senior Notes Due 2033

Sunnyvale, CA — December 10, 2013 — Finisar Corporation (NASDAQ: FNSR) today announced the pricing of its offering of $225 million aggregate principal amount of its 0.50% Convertible Senior Notes due 2033 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”), and the increase in the size of the offering from $200 million to $225 million.  Finisar has granted the initial purchaser of the Notes a 30-day option to purchase up to an additional $33.75 million aggregate principal amount of the Notes on the same terms and conditions solely to cover over-allotments. The offering is expected to close on December 16, 2013, subject to satisfaction of customary closing conditions.

The Notes will be unsecured, senior obligations of Finisar.  Interest on the Notes will be paid semi-annually at a rate of 0.50% per annum, and the Notes will mature on December 15, 2033, unless earlier repurchased, redeemed or converted.

Holders may require Finisar to redeem the Notes for cash on December 15, 2018, December 15, 2023 and December 15, 2028 at a redemption price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date.  In addition, holders may require Finisar to redeem the Notes for cash upon a change of control or a termination of trading of the common stock, or other securities, issuable upon conversion of the Notes at a redemption price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date.

Finisar may not redeem the Notes prior to December 22, 2018.  On or after December 22, 2018, Finisar may redeem for cash all or part of the Notes at a redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the repurchase date.

Prior to June 15, 2033, the Notes will be convertible at the option of the holders only upon the occurrence of specified events, and thereafter until the close of business on the second scheduled trading day immediately preceding the maturity date, the Notes will be convertible at any time. Upon conversion, the Notes will be settled in cash, shares of Finisar’s common stock or any combination thereof at Finisar’s option. The initial conversion rate is 33.1301 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $30.18 per share of common stock), subject to adjustment in certain circumstances.  This initial conversion price represents a premium of approximately 40% relative to the last reported sale price of Finisar’s common stock on December 10, 2013.

Finisar expects to use the net proceeds from this offering for general corporate purposes, including working capital, and may also use a portion of the net proceeds to acquire complementary businesses, products or technologies, although Finisar has no present commitments with respect to any such acquisitions.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes and the shares of common stock issuable upon conversion of the Notes, if any, will not be registered under the Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.